Exhibit 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising) Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室

Tel 電話: (852) 2126 2388      Fax 傳真: (852) 2122 9078
Email 電郵: info@czdcpa.com

June 28, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements contained in the Current Report on Form 6-K dated June 28, 2024 of NaaS Technology Inc. to which this letter is filed as an exhibit, and are in agreement with the statements insofar as they relate to our firm.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co. Certified Public Accountants

Hong Kong